Exhibit 99.1

Contact:	Michael Bermish
Investor Relations Officer
(732) 212-3321
FOR IMMEDIATE RELEASE
WELLMAN, INC. STREAMLINES ORGANIZATION
February 12, 2007, Shrewsbury, NJ — Wellman, Inc. (NYSE: WLM) announced that it will be streamlining its organization which will improve its ability to deliver high quality value added products to its customers and allow it to operate with a more efficient cost structure.
Wellman announced it will reorganize its chemical-based businesses into one segment with functional reporting lines. Combining its polyester fiber and PET resin segments into one business will permit it to eliminate duplicate costs and maximize the operating performance since its two core businesses have many related functions. There will be four principal operating roles: Steve Ates will be Vice President of Sales and Marketing, Mark Ruday will be Vice President of Business Operations, Ian Shaw will be Vice President of Manufacturing and Research & Development, and Joe Tucker will be responsible for Raw Material Procurement and Strategic Development. David Styka will replace Mark Ruday as Controller and Chief Accounting Officer.
Thomas M. Duff, Chairman of the Board of Directors and Chief Executive Officer, stated, “The structure that we just announced is appropriate for our ongoing U.S. operations. It will allow us to focus more on our customers and operate in a more efficient manner, both of which are expected to improve our operating performance. The Company has previously announced that we are exploring strategic alternatives for our non-core businesses, principally our European operations and we will continue with that process. These steps are intended to improve operating performance, cash flow and return to our stockholders.”
Wellman, Inc. manufactures and markets high-quality polyester products, including PermaClear® brand PET (polyethylene terephthalate) packaging resins and Fortrel® brand polyester fibers.

Forward-Looking Statements
Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations, and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including, but not limited to: reduced raw material margins; availability and cost of raw materials; reduced sales volumes; increase in costs; polyester staple fiber, textile and PET resin imports; the actions of our competitors; the financial condition of our customers; availability of financing, changes in financial markets, interest rates, credit ratings, tax risks; environmental risks and foreign currency exchange rates; regulatory changes; U.S., European, Asian and global economic conditions; prices and volumes of PET resin imports; work stoppages; levels of production capacity and profitable operations of assets; prices of competing products; natural disasters and acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K/A for the year ended December 31, 2005.

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